Exhibit 99(a)(18)

Excerpt from Wavecom’s Fourth Quarter Full Year 2008 Financial Results Conference Call – February 5, 2009, 3pm CET

Lisa Sanders:

Welcome and thank you for participating in Wavecom’s fourth quarter/full year 2008 financial results conference call. Before we begin, I’d like to remind everyone that the statements made in this conference call contain forward-looking statements that relate to the Company’s plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes” and “estimates and variations of such words and similar expressions identify such forward-looking statements. The Company’s business is subject to numerous risks and uncertainties, including probable variability in the Company’s quarterly operating results, nascent vertical markets, a long sales cycle, the uncertain rate of development of the M2M market for wireless communications, success of the Company’s new services line, technological changes, vertical integration by other market participants, failure to protect the Company’s intellectual property, possible quality issues on our products, dependence on third parties, in particular its manufacturing partner and other third party suppliers, currency rate fluctuations and other risks associated with managing growth or associated with the Company’s global operations. These and other risks and uncertainties, including among others, the risk that Sierra Wireless’ proposed acquisition of Wavecom may be delayed or may ultimately be unsuccessful, are described in more detail in the Company’s most recent filings with the U.S. Securities and Exchange Commission and could cause the Company’s actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

Wavecom shareholders are urged to read Sierra Wireless France’s note d’information and Wavecom’s note en réponse which were approved by the Autorité des Marchés Financiers (the “AMF”) on January 6, 2009 and Sierra Wireless France’s Tender Offer Statement on Schedule TO and Wavecom’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2009 and amended from time to time, as they contain important information. Wavecom security holders and other investors can obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org), and with the SEC, from the SEC’s website (www.sec.gov), in each case without charge. These documents will also be available for free at Wavecom’s website (www.wavecom.com) and Sierra Wireless’s website (www.sierrawireless.com).

Presenting on this call will be Ron Black, CEO and Chantal Bourgeat Wavecom CFO. Now I’d like to turn the call over to Ron.

Ron Black:

Thank you Lisa, and thanks to everyone for joining the call.

As most of you probably already know, Sierra Wireless, a leader in wireless data, has made a public offer to acquire Wavecom for a total consideration of 218M €, which translates to a price of 8.50€ per ordinary share, and 31.93€ per OCEANE convertible bond. Wavecom’s board of directors has unanimously approved the deal, finding it in the best interest of shareholders, employees, and the company. Given the “friendly” nature of the transaction, French law requires an independent expert to assess “fairness”, which was completed and formed part of Wavecom’s official response to the French regulatory authority, the AMF. Consistent with the board’s position of support, Wavecom’s founders, who own approximately 21% of the company, have agreed to tender all of their shares into the offer. Sierra Wireless received a visa from the AMF in early January, and the offer officially opened in France on the 9th of January, and will close on the 12th of February. An offer for the American Depository Shares, or ADSs and US holders of ordinary shares and OCEANEs, similarly opened on the 8th of January, and will close also on the 12th of February.

I have been in contact will most of our major institutional shareholders, all of whom are in support of the deal and intend to tender into the offer. Based on these meetings, and recent feedback from our information agents, we have a high level of confidence that the offer will attract the 50% majority of shares and OCEANE’s required to complete the transaction during this first offer period. The Wavecom board would like to recommend that all shareholders tender their shares during this first offer period.

[…]

In conclusion, Chantal and I would like to inform you that this is likely to be the last Wavecom earnings call, as we and the buyers hope that it will be possible to quickly delist Wavecom post closing. Updates on the business will, therefore, be available on subsequent Sierra Wireless earnings calls. The Sierra Wireless earnings call for the fourth quarter of 2008 will be held on February 10.

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Lisa Sanders:

Thank you all again for joining us on today’s call. I just want to thank you all for having followed Wavecom over the years. This will most likely be our last financial results conference call, but, as always, I would be pleased to try to answer any questions you may have – so, feel free to call me directly at + 33 1 46 29 41 81.